Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Dryden California Municipal Fund –California Income Series:

We consent to the incorporation by reference, in this registration statement (No. 333-135500) on Form N-1A, of our reports dated October 27, 2006 on the statement of assets and liabilities of the Dryden California Municipal Fund –California Income Series (hereafter referred to as the “Fund”), including the portfolio of investments as of August 31, 2006, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the three-year period then ended. The financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights” in the Prospectus and “Other Service Providers” and "Financial Statements" in the Statement of Additional Information.

KPMG LLP

New York, New York

October 27, 2006